SUB-SUBADVISORY AGREEMENT FOR
SUNAMERICA SERIES TRUST

	THIS AGREEMENT is made as of this 6th day of February, 2017, among SCHRODER INVESTMENT
MANAGEMENT NORTH AMERICA INC., ("SIMNA") a corporation organized under the laws of the State of Delaware with its principal place of business at 875 Third
Avenue, 22nd Floor, New York 10022, and SCHRODER
INVESTMENT MANAGEMENT NORTH AMERICA
LIMITED ("SIMNA Limited") a UK corporation with its principal place of business at 31 Gresham Street, London, UK EC2V 7QA.

W I T N E S S E T H

      WHEREAS, SunAmerica Asset Management,
LLC ("SunAmerica"), a corporation organized and existing under the laws of Delaware has retained SIMNA as its sub-adviser to render investment advisory services to a portfolio of the Seasons Series Trust (the "Portfolio"), a Massachusetts business trust (the "Trust") registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act") pursuant to a Sub-Advisory Agreement dated as of the date hereof (the "SunAmerica Advisory Agreement"); and

      WHEREAS, SIMNA desires to employ SIMNA
Limited as its investment sub-adviser, and SIMNA
Limited is willing to render investment sub-advisory services to SIMNA, subject to and in accordance with the terms and conditions of this Agreement.

	NOW THEREFORE, in consideration of the
mutual promises and undertakings set forth in this Agreement, SIMNA and SIMNA Limited hereby agree as follows:

      1.	Appointment of SIMNA Limited.
SIMNA hereby employs SIMNA Limited as investment sub-adviser for the assets of the Portfolio, on the terms and conditions set forth herein, and subject to the direction of SIMNA. SIMNA Limited accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

      2.	Duties of SIMNA Limited.

      (a)	SIMNA employs SIMNA Limited to act as
its sub-advisor in managing the investment and reinvestment of all or a portion of the assets of the Portfolio in accordance with the SunAmerica Advisory Agreement; to continuously review, supervise, and administer an investment program for the Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested;
to provide the Trust (either directly or through SIMNA) with all records concerning the activities of SIMNA
Limited that the Trust is required to maintain; and to render or assist SIMNA in rendering regular reports to the Trust's officers and the Board of Trustees concerning the discharge of SIMNA Limited's responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, the Trust's officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Portfolio's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Portfolio communicates to SIMNA Limited in writing (either directly or through SIMNA), and applicable laws and regulations. SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

      (b)	SIMNA Limited acknowledges and agrees
that SIMNA is ultimately responsible for all aspects of providing to the Portfolio the services required of SIMNA under the SunAmerica Advisory Agreement.
Accordingly, SIMNA Limited shall discharge its duties and responsibilities specified in paragraph (a) of this
Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Portfolio, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Portfolio and (iii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) SIMNA
Limited's implementation of the Portfolio's investment program and the Portfolio's portfolio composition and performance, (B) any policies and procedures implemented by SIMNA Limited to ensure compliance with United States securities laws and regulations applicable to SIMNA Limited and the Portfolio, (C) the Portfolio's compliance with the objective, policies, and limitations set forth in the Portfolio's prospectus and Statement of Additional Information and any additional operating policies or procedures that the Portfolio communicates to SIMNA Limited in writing (either directly or through SIMNA) and (D) such other matters as SIMNA may reasonably request.

      3.	Securities Transactions. Among its
responsibilities, SIMNA Limited shall select the brokers or dealers that will execute purchases and sales of securities for the Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to SIMNA
Limited (either directly or through SIMNA), and consistent with Section 28(e) of the Securities Exchange
Act of 1934. SIMNA Limited will promptly communicate or assist SIMNA in communicating to the Portfolio's officers and the Board of Trustees such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Portfolio as SIMNA or such officers or the Board may reasonably request.

      4.	Compensation of SIMNA Limited.  For
the services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Trust or the Portfolio) will pay to SIMNA Limited at the end of each of month a fee equal to the amount set forth on Appendix A attached hereto. For clarity, SIMNA (and not the Trust, the Portfolio or SunAmerica) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA's receipt from SunAmerica of advisory fees pursuant to Section 3 of the SunAmerica Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

      5.	Compliance.  SIMNA Limited agrees to
comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to SIMNA Limited in writing (either directly or through SIMNA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.
"Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of SIMNA Limited in relation to the Portfolio.

      6.	Status of SIMNA Limited.  The services
of SIMNA Limited to SIMNA under this Agreement are not to be deemed exclusive, and SIMNA Limited will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby. SIMNA Limited will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio or the Trust.

      7.	Liability of SIMNA Limited.  No
provision of this Agreement will be deemed to protect
SIMNA Limited against any liability to SIMNA or to the Portfolio or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

      8.	Duration; Termination; Notices;
Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the SunAmerica Advisory Agreement remains in effect.
Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 60 days' written notice to SIMNA
Limited; or (ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; SIMNA Limited may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the SunAmerica Advisory Agreement. Any notice under this
Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.
875 Third Avenue
22nd Floor
New York, NY 10022
Attention: Legal Department
Telephone: 212-641-3889
Facsimile: 212-641-3897





If to SIMNA Limited, at:

Schroder Investment Management North America Limited
     31 Gresham Street
      London, U.K. EC2V 7QA
      Attention: Legal Department
      Telephone: 020 7658 6000
   Facsimile: 020 7658 6965

	This Agreement may be amended by mutual
consent of the parties hereto.

      9.	Severability.   If any provision of this
Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

      10.	Confidentiality.  SIMNA Limited shall
keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Trust, the Board of Trustees, SunAmerica, and any director, officer, or employee of SIMNA, the Trust, or SunAmerica, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or SIMNA Limited, or
(iii) for information that is publicly available other than due to disclosure by SIMNA Limited or its affiliates or becomes known to SIMNA Limited from a source other than SIMNA, the Trust, the Board of Trustees, or SunAmerica.

      11.	Proxy Policy.  SIMNA Limited
acknowledges SunAmerica is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in that portion of the Portfolio allocated to SIMNA by SunAmerica, but to the extent such responsibility is delegated to SIMNA, SIMNA
Limited shall use its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Portfolio's shareholders.

      12.	Governing Law.   All questions
concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

      13.	Treatment of Portfolio Under FCA
Rules.  The Portfolio will be treated as a Professional
Client under rules of the Financial Conduct Authority in the United Kingdom.

      14.	 Counterparts.   This Agreement may be
executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.



IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.


SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA INC.

By: _/s/ Joseph Bertini
Name: Joseph Bertini
Title: Authorized Signatory


SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA INC.

By: _/s/ William Sauer
Name: William Sauer
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA LIMITED

By: _/s/ Mark Hemenetz
Name: Mark Hemenetz
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA LIMITED

By: _/s/ Shanak Datnaik
Name: Shanak Datnaik
Title: Authorized Signatory


APPENDIX A
Compensation of SIMNA Limited
February 6, 2017

For services rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Trust or the Portfolio) will pay SIMNA Limited a sub-sub-advisory fee at the end of each month, in an amount determined based upon the internal
Schroders Group Transfer Pricing
Policy then in effect. As of the date hereof, under the current Schroders Group Transfer Pricing
Policy, SIMNA will pay to SIMNA Limited at the end of each of month an amount equal to forty-nine and a half percent (49.5%) of all fees actually paid by SunAmerica to SIMNA in the prior month under Section 3 and Schedule
A of the SunAmerica Advisory Agreement.



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